Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Meredith Payette
312-517-6460	312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces First Quarter 2018 Financial Results

•	Consolidated revenue of $232 million, up 40% year over year

•	Consolidated revenue includes a $45 million accounting impact from one airline partner’s transition to the airline-directed model

•	Business Aviation achieved record revenue and profitability

•	2Ku is now installed on 709 aircraft; Air Canada increased 2Ku awarded aircraft

•	Realigned leadership to drive operational excellence

Chicago, Ill., May 4, 2018 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended March 31, 2018.

First Quarter 2018 Consolidated Financial Results

•	Consolidated revenue increased to $231.8 million, up 40% from Q1 2017. Service revenue increased to $150.7 million, up 3% from Q1 2017. Equipment revenue increased to $81.1 million, up 329% from Q1 2017.

•	Q1 2018 financial results reflect the adoption of the new revenue recognition standard, ASC 606, and the transition of one of our airline partners to the airline-directed model, which resulted in the recognition of $45.4 million of incremental equipment revenue and $19.3 million of incremental net income. See “Supplemental Information – Transition to Airline-Directed Model” below.

•	Excluding the $45.4 million accounting impact of incremental equipment revenue, consolidated revenue increased to $186.4 million, up 13% from Q1 2017, and equipment revenue increased to $35.7 million, up 89% from Q1 2017.

•	Net loss decreased to $27.4 million, down 34% from Q1 2017, primarily due to the $19.3 million accounting impact of incremental net income. Adjusted EBITDA(1), which excludes the accounting impact of the incremental net income, increased to $11.9 million, up 11% from Q1 2017.

•	Capital expenditures decreased to $62.7 million from $71.6 million in Q1 2017 and Cash CAPEX(1) decreased to $56.8 million from $58.7 million in Q1 2017.

•	Cash, cash equivalents and short-term investments were $299.7 million as of March 31, 2018.

“While 2018 will be a transitional year for Gogo, we have continued to aggressively install 2Ku and made significant progress in improving 2Ku performance,” said Oakleigh Thorne, Gogo’s President and CEO. “We believe 2Ku is the industry leading satellite connectivity technology and are excited about the long-term prospects of our business.”

“Business Aviation continues to outperform, and our consolidated financial results reflect our heavy investments in improving CA operations, which we expect to increase in the second quarter,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “These investments are rapidly improving 2Ku performance and this additional bandwidth will provide the foundation for revenue growth.”

First Quarter 2018 Business Segment Financial Results

Business Aviation (BA)

•	Total revenue increased to a record $68.8 million, up 22% from Q1 2017.

•	Service revenue increased to $47.7 million, up 19% from Q1 2017, driven by an 11% increase in ATG units online and a 9% increase in average monthly service revenue per ATG unit online.

•	Equipment revenue increased to $21.2 million, up 30% from Q1 2017, driven by continuing strong demand for AVANCE systems.

•	Segment profit increased to $32.3 million, up 24% from Q1 2017, with segment profit margin expanding to a record 47% for the quarter.

Commercial Aviation - North America (CA-NA)

•	Total revenue increased to $143.8 million, up 46% from Q1 2017.

•	Service revenue decreased to $88.8 million, down 8.6% from Q1 2017, due primarily to a change in business terms associated with the transition by one of our airline partners to the airline-directed model, as well as the economic impact of such airline partner’s implementation of the airline-directed model.

•	Equipment revenue increased to $55.0 million, up $53.4 million from Q1 2017, including the $45.4 million accounting impact of incremental equipment revenue from one airline partner’s transition to the airline-directed model.

•	Aircraft online increased to 2,840, up 126 aircraft from March 31, 2017, with approximately 17% of the aircraft operating on our satellite network. As of March 31, 2018, CA-NA had approximately 640 aircraft awarded for installation or conversion to 2Ku, 115 of which are net new aircraft.

•	Net annualized ARPA decreased to $103,000 from $114,000 in Q1 2017, due primarily to a change in business terms associated with transition by one of our airline partners to the airline-directed model, as well as the economic impact of such airline partner’s implementation of the airline-directed model as noted above.

•	Segment profit decreased to $1.7 million, down from $11.2 million in Q1 2017. Segment profit was impacted primarily by increased satellite capacity costs to support the roll-out of 2Ku, increased operational costs to improve 2Ku performance, and lower service revenue.

Commercial Aviation - Rest of World (CA-ROW)

•	Total revenue increased to $19.2 million, up 86% from Q1 2017.

•	Service revenue increased to $14.2 million, up 52% from Q1 2017, on a 47% increase in aircraft online.

•	Equipment revenue increased to $4.9 million, up $4.0 million from Q1 2017, due to an increase in aircraft installations under the airline-directed model.

•	Aircraft online increased to 414, up 133 aircraft from March 31, 2017. CA-ROW had approximately 760 net new 2Ku awarded but not yet installed aircraft as of March 31, 2018.

•	Net annualized ARPA decreased to $159,000 from $179,000 in Q1 2017, reflecting the impact of new airline partners’ aircraft, which initially generate lower Net annualized ARPA, coming online during Q1 2018.

•	Segment loss decreased to $22.6 million from $26.6 million in Q1 2017, driven primarily by revenue growth.

Recent Developments

•	On March 4, 2018, Gogo’s Board of Directors appointed Oakleigh Thorne as President and Chief Executive Officer.

•	On April 20, 2018, the Company announced a series of leadership changes designed to strengthen its organizational structure and increase alignment with the Company’s objectives of driving quality for airlines and passengers and sharpening its operational focus. John Wade was appointed President, Commercial Aviation Division, Sergio Aguirre was appointed President, Business Aviation Division, and Jon Cobin was appointed Chief Strategy Officer and EVP Corporate Development.

•	Gogo Business Aviation installed its 100th business jet with Gogo AVANCE L5 and received Supplemental Type Certification and Parts Manufacturer Approval from the FAA for Gogo AVANACE L3, which is targeted towards light jet and turbo prop business aviation aircraft.

•	Air Canada and Aeromexico selected 2Ku for in-flight connectivity on more than 50 additional aircraft including Air Canada’s Bombardier CS300 aircraft, which will be factory installed.

•	In January of 2018, Gogo became the first inflight connectivity provider to integrate and provide service using SES-15, a hybrid satellite providing Ku-band wide beam and spot-beam capacity over North America, Mexico, Central America and the Caribbean.

Business Outlook

For the full year ending December 31, 2018, the Company expects:

•	An increase in 2Ku aircraft online of 550 to 650, of which approximately 300 are expected to be in CA-ROW, unchanged from prior guidance.

•	Total 2Ku aircraft online as of December 31, 2018 of 1,100 to 1,200, unchanged from prior guidance.

•	Total revenue of $865 million to $935 million, unchanged from prior guidance.

•	BA revenue of $285 million to $295 million, unchanged from prior guidance

•	CA-NA revenue of $445 million to $485 million, unchanged from prior guidance

•	CA-ROW revenue of $125 million to $165 million, unchanged from prior guidance

•	Equipment revenue as a percentage of CA-NA revenue and CA-ROW revenue is expected to be higher than prior guidance.

•	Adjusted EBITDA(1) below the previously provided range of $75 million to $100 million.

•	Gross capital expenditures of $150 million to $170 million and Cash CAPEX(1) of $110 million to $130 million, unchanged from prior guidance.

The Company is withdrawing its previously provided 2018 guidance for Adjusted EBITDA, airborne Cash CAPEX, and airborne equipment inventory purchases related to airline-directed installations, as well as Free Cash Flow guidance. The Company is currently undergoing an integrated business planning process to evaluate ways to further drive revenue growth, streamline business processes, prioritize operational initiatives and improve its cost structure. The Company plans to provide updated guidance no later than on its Q2 2018 earnings conference call.

(1)	See “Non-GAAP Financial Measures” below.

Conference Call

The first quarter conference call will be held on May 4th, 2018 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 2857188.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Cash CAPEX, in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance with Adjusted EBITDA or liquidity with Cash CAPEX, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2018 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline and passenger satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service or develop and deploy our next-generation ATG solution or other components of our technology roadmap for any reason, including technological issues and related remediation efforts, changes in regulations or regulatory delays or failures affecting us, our suppliers, some of whom are single source, or the failure by our airline partners to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to make our equipment factory linefit available on a timely basis; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners and the effect of shifts in business models; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the turnkey model to the airline-directed model; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; changes as a result of U.S. federal tax reform; costs associated with defending pending or future intellectual property infringement and other litigation or claims and any negative outcome or effect of pending or future litigation; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; our substantial indebtedness; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services, including the recent U.S. and U.K. bans on the use of certain personal devices such as laptops and tablets on certain aircraft flying certain routes; a future act or threat of terrorism, cybersecurity attack or other events that could result in adverse regulatory changes or developments as referenced above, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement our new enterprise resource planning system and other improvements to systems and procedures needed to support our growth; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission (“SEC”) on February 22, 2018 and in Item 1A of our quarterly report on Form 10-Q for the quarter ended March 31, 2018 as filed with the SEC on May 4, 2018.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

You can find Gogo’s products and services on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL with additional facilities in Broomfield, CO and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2018	2017
Revenue:
Service revenue	$150,678	$146,495
Equipment revenue	81,147	18,911

Total revenue	231,825	165,406

Operating expenses:
Cost of service revenue (exclusive of items shown below)	74,947	64,813
Cost of equipment revenue (exclusive of items shown below)	52,293	11,648
Engineering, design and development	29,777	36,264
Sales and marketing	15,901	14,395
General and administrative	25,159	22,549
Depreciation and amortization	35,919	30,435

Total operating expenses	233,996	180,104

Operating loss	(2,171)	(14,698)

Other (income) expense:
Interest income	(1,076)	(545)
Interest expense	30,554	26,943
Other (income) expense	(505)	38

Total other expense	28,973	26,436

Loss before income taxes	(31,144)	(41,134)
Income tax provision (benefit)	(3,725)	233

Net loss	$(27,419)	$(41,367)

Net loss attributable to common stock per share—basic and diluted	$(0.34)	$(0.52)

Weighted average number of shares—basic and diluted	79,696	79,139

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$117,039	$196,356
Short-term investments	182,633	212,792

Total cash, cash equivalents and short-term investments	299,672	409,148
Accounts receivable, net of allowances of $547 and $587, respectively	131,738	117,896
Inventories	168,782	45,543
Prepaid expenses and other current assets	28,638	20,310

Total current assets	628,830	592,897

Non-current assets:
Property and equipment, net	530,687	656,038
Goodwill and intangible assets, net	84,498	87,133
Other non-current assets	56,127	67,107

Total non-current assets	671,312	810,278

Total assets	$1,300,142	$1,403,175

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$42,149	$27,130
Accrued liabilities	163,521	201,815
Deferred revenue	36,227	43,448
Deferred airborne lease incentives	29,472	42,096
Current portion of capital leases	1,468	1,789

Total current liabilities	272,837	316,278

Non-current liabilities:
Long-term debt	1,006,442	1,000,868
Deferred airborne lease incentives	124,653	142,938
Other non-current liabilities	87,546	134,655

Total non-current liabilities	1,218,641	1,278,461

Total liabilities	1,491,478	1,594,739

Stockholders’ deficit
Common stock	9	9
Additional paid-in-capital	903,045	898,729
Accumulated other comprehensive loss	(1,767)	(933)
Accumulated deficit	(1,092,623)	(1,089,369)

Total stockholders’ deficit	(191,336)	(191,564)

Total liabilities and stockholders’ deficit	$1,300,142	$1,403,175

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months
	Ended March 31,
	2018	2017
Operating activities:
Net loss	$(27,419)	$(41,367)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	35,919	30,435
Loss on asset disposals, abandonments and write-downs	1,687	2,165
Gain on transition to airline-directed model	(19,302)	—
Deferred income taxes	(3,863)	317
Stock-based compensation expense	4,386	4,330
Amortization of deferred financing costs	1,035	896
Accretion and amortization of debt discount and premium	4,539	4,508
Changes in operating assets and liabilities:
Accounts receivable	(14,046)	(2,872)
Inventories	(12,304)	(969)
Prepaid expenses and other current assets	(896)	8,296
Accounts payable	11,755	1,094
Accrued liabilities	(6,787)	(5,626)
Deferred airborne lease incentives	(1,834)	3,559
Deferred revenue	5,440	2,586
Accrued interest	(24,955)	(20,867)
Other non-current assets and liabilities	440	(532)

Net cash used in operating activities	(46,205)	(14,047)

Investing activities:
Purchases of property and equipment	(56,886)	(63,655)
Acquisition of intangible assets—capitalized software	(5,772)	(7,953)
Purchases of short-term investments	(39,323)	(109,439)
Redemptions of short-term investments	69,482	114,641

Net cash used in investing activities	(32,499)	(66,406)

Financing activities:
Proceeds from the issuance of senior secured notes	—	70,200
Payment of issuance costs	—	(1,120)
Payments on capital leases	(618)	(697)
Stock-based compensation activity	(70)	555

Net cash provided by (used in) financing activities	(688)	68,938

Effect of exchange rate changes on cash	75	142

Decrease in cash, cash equivalents and restricted cash	(79,317)	(11,373)
Cash, cash equivalents and restricted cash at beginning of period	203,729	125,189

Cash, cash equivalents and restricted cash at end of period	$124,412	$113,816

Cash, cash equivalents and restricted cash at end of period	$124,412	$113,816
Less: current restricted cash	738	614
Less: non-current restricted cash	6,635	7,273

Cash and cash equivalents at end of period	$117,039	$105,929

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months
	Ended March 31,
	2018	2017
Aircraft online (at period end)	2,840	2,714
Satellite	486	106
ATG	2,354	2,608

Total aircraft equivalents (average during the period)	2,912	2,772

Net annualized average monthly service revenue per aircraft equivalent (annualized ARPA) (in thousands)	$103	$114

Commercial Aviation Rest of World

	For the Three Months
	Ended March 31,
	2018	2017
Aircraft online (at period end)	414	281
Total aircraft equivalents (average during the period)	339	207
Net annualized ARPA (in thousands)	$159	$179

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW. All aircraft online for the CA-ROW segment are equipped with our satellite equipment.

•	Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•	Net annualized average monthly service revenue per aircraft equivalent (“ARPA”). We define net annualized ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period, less revenue share expense and other transactional costs which are included in cost of service revenue for that segment, divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period, which is then annualized and rounded to the nearest thousand. Beginning with the three month period ended March 31, 2018, we changed the calculation of ARPA to be net of revenue share expense and other transactional expenses in order to better reflect the financial statement impact of revenues generated under both the turnkey model and airline-directed model. ARPA for the CA-NA and CA-ROW segments for the three month period ended March 31, 2017 was originally reported as $142 thousand and $202 thousand, respectively, and has been revised to $114 thousand and $179 thousand, respectively, to reflect the change in methodology.

Business Aviation

	For the Three Months
	Ended March 31,
	2018	2017
Aircraft online (at period end)
Satellite	5,288	5,508
ATG	4,803	4,341
Average monthly service revenue per aircraft online
Satellite	$251	$224
ATG	3,037	2,797
Units Sold
Satellite	104	88
ATG	250	189
Average equipment revenue per unit sold (in thousands)
Satellite	$41	$47
ATG	62	56

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. In the three months ended March 31, 2018, we recognized revenue on seven Gogo Biz 4G units that were previously deferred.

•	Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•	Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended
	March 31, 2018
	CA-NA	CA-ROW	BA
Service revenue	$88,783	$14,245	$47,650
Equipment revenue	55,038	4,924	21,185

Total revenue	$143,821	$19,169	$68,835

Segment profit (loss)	$1,656	$(22,605)	$32,323

	For the Three Months Ended
	March 31, 2017
	CA-NA	CA-ROW	BA
Service revenue	$97,145	$9,368	$39,982
Equipment revenue	1,671	918	16,322

Total revenue	$98,816	$10,286	$56,304

Segment profit (loss)	$11,159	$(26,555)	$26,115

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended March 31,
	2018	2017
CA-NA	$46,553	$36,747
BA	11,114	9,509
CA-ROW	17,280	18,557

Total	$74,947	$64,813

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended March 31,
	2018	2017
CA-NA	$35,486	$1,367
BA	12,456	9,637
CA-ROW	4,351	644

Total	$52,293	$11,648

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Transition to Airline-Directed Model

(in thousands, Unaudited)

Transition to airline-directed model - The accounting treatment for one of our airline agreements transitioned from our turnkey model to our airline-directed model in January 2018 due to specific provisions elected by the airline that resulted in the transfer of control of the previously installed connectivity equipment. Upon transition to the airline-directed model, the net book value of all previously delivered equipment classified within property and equipment was reclassified to cost of equipment revenue. Additionally, the unamortized proceeds previously received for equipment and classified within current and non-current deferred airborne lease incentives were eliminated and included as part of estimated contract value, which was then allocated amongst the various performance obligations under the agreement. The value allocated to previously delivered equipment was immediately recognized as equipment revenue in our unaudited condensed consolidated financial statements. For amounts recognized in equipment revenue that were in excess of the amounts billed, we recorded current and non-current contract assets included within prepaid expenses and other current assets and other non-current assets, respectively. In connection with the airline’s transition to the airline-directed model, we also established warranty reserves related to previously sold equipment that are still under a warranty period, which is included within accrued liabilities. This transition from the turnkey model to the airline-directed model occurred on January 4, 2018 and the total financial statement effect on our unaudited condensed consolidated balance sheet and unaudited condensed consolidated statement of operations was as follows (in thousands):

Increase (decrease)
Unaudited condensed consolidated balance sheet
Prepaid expense and other current assets	$6,603
Property and equipment, net	(34,965)
Other non-current assets	18,783
Accrued liabilities	2,000
Current deferred airborne lease incentive	(13,592)
Non-current deferred airborne lease incentive	(17,289)

Unaudited condensed consolidated statement of operations
Equipment revenue	45,396
Cost of equipment revenue	26,094

Gogo Inc. and Subsidiaries

Supplemental Information – Impact of Adoption of ASC 606

(in thousands, Unaudited)

The following table presents the post adoption impact of ASC 606 on our unaudited condensed consolidated balance sheet and the statement of operations (in thousands):

	As of March 31, 2018
			Balances
			Without
	As	Impact of	Adoption of
	Reported	ASC 606	ASC 606
Assets
Prepaid expenses and other current assets	$28,638	$(458)	$28,180
Other non-current assets	56,127	73,664	129,791

Liabilities
Current deferred revenue	36,227	20,086	56,313
Other non-current liabilities	87,546	85,252	172,798

Equity
Accumulated deficit	(1,092,623)	(24,165)	(1,116,788)

	For the Three Month Period Ended
	March 31, 2018
			Balances
			Without
	As	Impact of	Adoption of
	Reported	ASC 606	ASC 606
Revenue:
Service revenue	$150,678	$4,392	$155,070
Equipment revenue	81,147	(50,658)	30,489

Operating expenses:
Cost of equipment revenue	52,293	(39,150)	13,143
Engineering, design and development	29,777	851	30,628
Net loss	(27,419)	(7,967)	(35,386)

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months
	Ended March 31,
	2018	2017
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(27,419)	$(41,367)
Interest expense	30,554	26,943
Interest income	(1,076)	(545)
Income tax provision (benefit)	(3,725)	233
Depreciation and amortization	35,919	30,435

EBITDA	34,253	15,699
Stock-based compensation expense	4,386	4,330
Amortization of deferred airborne lease incentives	(7,630)	(9,348)
Amortization of Supplemental Type Certificates’ costs (STCs)	172	—
Transition to airline-directed model	(19,302)	—

Adjusted EBITDA	$11,879	$10,681

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(62,658)	$(71,608)
Change in deferred airborne lease incentives (2)	(1,696)	3,616
Amortization of deferred airborne lease incentives (2)	7,516	9,309

Cash CAPEX	$(56,838)	$(58,683)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STC costs for the three month periods ended March 31, 2018 and 2017 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives, (iii) amortization of STC costs and (iv) the accounting impact of the transition to the airline-directed model. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives and amortization of STC costs from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss. Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives and amortization of STC costs, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements.

We believe it is useful for an understanding of our operating performance to exclude the accounting impact of the transition by one of our airline partners to the airline-directed model from Adjusted EBITDA because of the non-recurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.